Exhibit 99.1

Badger Meter Appoints Ms. Xia Liu to Its Board of Directors

MILWAUKEE--(BUSINESS WIRE)--August 1, 2022--Badger Meter, Inc. (NYSE:BMI) today announced that Xia Liu, Executive Vice President and Chief Financial Officer of WEC Energy Group (NYSE:WEC), has been appointed to its Board of Directors. The appointment of Ms. Liu increases the size of the Board to ten members.

Ms. Liu joined WEC Energy Group in her current role in June 2020 having overall responsibility for strategic and long-range financial planning, corporate forecasting and budgeting, investor relations, treasury, accounting, tax, insurance, and risk management functions. Prior to WEC Energy Group, Ms. Liu served as Executive Vice President and Chief Financial Officer of CenterPoint Energy since 2019. Previously, she spent 21 years with Southern Company and its subsidiaries across three states in a variety of roles of increasing financial responsibility.

Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer of Badger Meter, commented, “I’m excited to have Xia join the Badger Meter Board of Directors as she brings a wealth of experience and unique perspective that will bring immediate and significant contributions. In addition to her wide-ranging financial and risk management expertise, her extensive utility knowledge and insights will be a vital resource to the Board.”

Ms. Liu earned her bachelors and master’s degrees in finance from Renmin University of China, and a master’s degree in business administration from Emory University. She also completed two years of study in the Ph.D. in Economics program at Emory University. She is a Chartered Financial Analyst (CFA), an International Women’s Forum Leadership Foundation fellow and a graduate of Leadership Atlanta, and has completed executive programs at Harvard University and INSEAD Business School in France.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit badgermeter.com.

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com